  Exhibit 99.1

Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

Media contact:
Suzie Boland
RFB Communications Group
813-259-0345
sboland@rfbcommunications.com

Oxbridge Re Reports Profitable Q2 2018 Results

GRAND CAYMAN, Cayman Islands (Aug. 14, 2018) -- Oxbridge Re (OXBR), a provider of reinsurance solutions primarily to property and casualty insurers in the Gulf Coast region of the United States, reported financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Results
Net income totaled $265,000 or $0.05 per basic and diluted common share, compared with net income of $1.1 million or $0.19 per basic and diluted common share in the second quarter of 2017. The significant decrease in net income is primarily due to lower net premiums earned resulting from decreased capital deployed and the previous acceleration of premium recognition in prior quarters.

Net premiums earned totaled $334,000 compared with $2.5 million in the second quarter of 2017. The decrease in net premiums earned was wholly due to the previous acceleration of premium recognition due to full limit losses being incurred on all the Company’s reinsurance contracts during the quarter ended September 30, 2017, as well as lower capital deployed during the second quarter of 2018, when compared with the same quarter of the prior fiscal year.

Net investment income totaled $108,000 with no net realized investment gains/losses and $73,000 of unrealized investment gains. This compares with $127,000 of net investment income coupled with $46,000 of net realized investment gains in the second quarter of 2017.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $396,000 compared with $1.5 million in the second quarter of 2017. The decrease in total expenses is primarily due to the fact that neither any losses nor adverse loss development occurred during the quarter ending June 30, 2018, compared with nominal loss and loss adjustment expenses during the same quarter of the prior fiscal year, as well as lower policy acquisition costs due to decreased capital employed during the quarter ending June 30, 2018.

At June 30, 2018, cash and cash equivalents, and restricted cash and cash equivalents, totaled $11.2 million compared with $10.9 million at December 31, 2017.

Second Quarter 2018 Financial Ratios
Loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio was 0.0% for the second quarter of 2018, compared with 42.6% for the second quarter of 2017. The decrease in the loss ratio is due to the nominal loss and loss adjustment expenses incurred in the prior period quarter, compared to no loss and loss adjustment expenses in the quarter ended June 30, 2018.

Acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses with net premiums earned. The acquisition cost ratio was 8.7% for the second quarter of 2018 compared with 3.8% for the same year-ago period. The increase in the acquisition cost ratio is due to the overall higher weighted-average acquisition costs on reinsurance contracts in force during the three-month period ended June 30, 2018, compared with three-month period ended June 30, 2017.

Expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses with net premiums earned. The expense ratio totaled 73.1% during the second quarter of 2018 compared with 19.5% for the second quarter of 2017. The increase in the expense ratio is due primarily to a lower denominator in net premiums earned and net income from derivative instruments as recorded during the three-month period ended June 30, 2018, when compared with the three-month period ended June 30, 2017.

Combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio totaled 73.1% for the second quarter of 2018 and 62.1% in the same year-ago period. The increase in the combined ratio is due to lower loss ratio during the three-month period ended June 30, 2018, more than offset by a lower denominator in net premiums earned and net income from derivative instruments as recorded during the quarter ended June 30, 2018, when compared with the previous quarter.

Six Months Ended June 30, 2018 Financial Results
Net income totaled $54,000 or $0.01 per basic and diluted common share, compared with net income of $2.4 million or $0.41 per basic and diluted common share for the first six months of 2017. The significant decrease in net income is primarily due to lower net premiums earned resulting from decreased capital deployed and previous acceleration of premium recognition in prior quarters, as well as recognition of unrealized losses on equity securities due to the mandatory adoption of ASU 2016-01. These changes are disclosed in greater detail in the “Notes to Consolidated Financial Statements” section of the Company’s Form 10-Q filing.

Net premiums earned totaled $554,000 compared with $4.0 million for the first six months of 2017. The decrease in net premiums earned was primarily due to the previous acceleration of premium recognition due to full limit losses being incurred on all the Company’s reinsurance contracts during the quarter ended September 30, 2017, as well as lower capital deployed during the six-month period ended June 30, 2018, when compared with the same period of the prior fiscal year.

Net investment income totaled $180,000, which was offset by $176,000 of net realized investment losses and $96,000 of unrealized investment losses. This compares with $213,000 of net investment income coupled with $48,000 of net realized investment gains for the first six months of 2017.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $722,000 compared with $1.9 million in the first six months of 2017. The decrease in total expenses is primarily due to the fact that neither any losses nor adverse loss development occurred during the six months ending June 30, 2018, compared with nominal loss and loss adjustment expenses during the same period of the prior fiscal year, as well as lower policy acquisition costs due to decreased capital employed during the six months June 30, 2018.

Six Months Ended June 30, 2018 Financial Ratios
The loss ratio was 0.0% compared to a loss ratio of 25.5% during the first six months of 2017. The decrease is due to the nominal loss and loss adjustment expenses incurred in the prior period quarter, compared to no loss and loss adjustment expenses in the quarter ended June 30, 2018.

The acquisition cost ratio was 6.9% compared with 3.9% for the same year-ago period. The increase in acquisition cost ratio is due to the overall higher weighted-average acquisition costs on reinsurance contracts in force during the six-month period ended June 30, 2018, compared with six-month period ended June 30, 2017.

The expense ratio was 77.6% compared with 21.9% for the first six months of 2018. The increase in expense ratio is due primarily to a lower denominator in net premiums earned and net income from derivative instruments as recorded during the six-month period ended June 30, 2018, when compared with the six-month period ended June 30, 2017.

The combined ratio was 77.6% compared with 47.3% for the year-ago period. The increase in combined ratio was due to a lower loss ratio during the six-month period ended June 30, 2018, more than offset by a lower denominator in net premiums earned and net income from derivative instruments as recorded during the six-month period ended June 30, 2018, when compared with the six-month period ended June 30, 2017.

Management Commentary
“The second quarter was another move in the right direction as we continue to take the necessary steps in our return to normalcy after the events of the previous year,” said Oxbridge Re Holdings president and chief executive officer Jay Madhu. “During the quarter we successfully placed reinsurance contracts for the treaty year ending May 2019, which contributed to our return to profitability for the quarter as well as now being breakeven for the year. Moving forward, we continue to maintain a conservative, long-term outlook.”

Conference Call
Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and chief executive officer Jay Madhu, and chief financial officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.oxbridgere.com.

Date: Tuesday, August 14, 2018
Time: 4:30 p.m. Eastern time
Listen-only toll-free number: 877-407-0782
Listen-only international number: 201-689-8567

Please call the conference telephone number 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Precision IR at 919-481-4000 or operations@issuerdirect.com.

A replay of the call will be available by telephone after 4:30 p.m. Eastern time on the same day of the call and via the Investor Information section of Oxbridge's website at www.oxbridgere.com until September 14, 2018.

Toll-free replay number: 877-481-4010
International replay number: 919-882-2331
Conference ID: 35000

About Oxbridge Re Holdings Limited

Oxbridge Re (www.oxbridgere.com) is a Cayman Islands exempted company that was organized in April 2013 to provide reinsurance business solutions primarily to property and casualty insurers in the Gulf Coast region of the United States. Through Oxbridge Re's licensed reinsurance subsidiaries, Oxbridge Reinsurance Limited and Oxbridge RE NS, it writes fully collateralized policies to cover property losses from specified catastrophes. Oxbridge Re specializes in underwriting medium frequency, high severity risks, where it believes sufficient data exists to analyze effectively the risk/return profile of reinsurance contracts. The company's ordinary shares and warrants trade on the NASDAQ Capital Market under the symbols "OXBR" and "OXBRW," respectively. The company's ordinary shares are included in the Russell Microcap Index.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company's business, financial condition and results of operations. Any forward-looking statements made in this press release speak only as of the date of this press release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement contained in this press release, even if the Company's expectations or any related events, conditions or circumstances change.

-Tables to follow-

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At June 30, 2018	At December 31, 2017
	(Unaudited)
Assets
Investments:
Fixed-maturity securities, available for sale, at fair value (amortized cost: $4,779 and $4,450, respectively)	$4,758	4,433
Equity securities, available for sale, at fair value (cost of $2,058 in 2017)	-	2,036
Equity securities, at fair value (cost of $1,652 in 2018)	1,535	-
Total investments	6,293	6,469
Cash and cash equivalents	7,053	7,763
Restricted cash and cash equivalents	4,192	3,124
Accrued interest and dividend receivable	28	39
Premiums receivable	2,338	3,798
Reinsurance recoverable	-	-
Deferred policy acquisition costs	263	48
Unearned premiums ceded	-	-
Prepayment and other assets	140	116
Property and equipment, net	25	36
Total assets	$20,332	21,393

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$167	4,836 -
Loss experience refund payable	-	135
Losses payable	796	386
Notes payable to Series 2018-1 noteholders	2,000	-
Unearned premiums reserve	2,393	2,012
Accounts payable and other liabilities	945	106
Total liabilities	6,301	7,475

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,733,587 shares issued and outstanding)	6	6
Additional paid-in capital	32,163	32,100
Accumulated Deficit	(18,117)	(18,149)
Accumulated other comprehensive loss	(21)	(39)
Total shareholders’ equity	14,031	13,918
Total liabilities and shareholders’ equity	$20,332	21,393

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Statements of Income (unaudited)
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenue
Assumed premiums	$2,580	17,376	2,580	18,256
Premiums ceded	-	(147)	-	(147)
Change in loss experience refund payable	(90)	(512)	(225)	(1,260)
Change in unearned premiums reserve	(2,156)	(14,231)	(1,801)	(12,815)

Net premiums earned	334	2,486	554	4,034
Net income from derivative instruments	208	-	376	-
Net investment and other income	108	127	180	213
Net realized investment gains (losses)	-	46	(176)	48
Change in fair value of equity securities	73	-	(96)	-

Total revenue	723	2,659	838	4,295

Expenses
Losses and loss adjustment expenses	-	1,059	-	1,027
Net loss on commutation	8	-	8	-
Policy acquisition costs and underwriting expenses	29	94	38	158
General and administrative expenses	359	390	676	724

Total expenses	396	1,543	722	1,909

Income before (income) attributable to Series 2018-1 noteholders	$327	1,116	116	2,386

(Income) attributable to Series 2018-1 noteholders	(62)	-	(62)	-

Net income	265	1,116	54	2,386

Earnings per share
Basic and Diluted	$0.05	0.19	0.01	0.41

Dividends paid per share	$-	0.12	-	0.24

Performance ratios to net premiums earned:
Loss ratio	0.0%	42.6%	0.0%	25.5%
Acquisition cost ratio	8.7%	3.8%	6.9%	3.9%
Expense ratio	73.1%	19.5%	77.6%	21.9%
Combined ratio	73.1%	62.1%	77.6%	47.3%